Exhibit 10.1

THIRD AMENDMENT AGREEMENT

dated as of October 11, 2016

among

VIASAT TECHNOLOGIES LIMITED,

as Borrower

VIASAT, INC.,

as Guarantor

JPMORGAN CHASE BANK,

NATIONAL ASSOCIATION,

as Ex-Im Facility Agent

and

EXPORT-IMPORT BANK OF THE UNITED STATES

Ex-Im Bank Transaction No. AP088346XX - United Kingdom

This THIRD AMENDMENT AGREEMENT (this “Agreement”), dated as of October 11, 2016, (the “Amendment Effective Date”) is made by and among:

(1)	VIASAT TECHNOLOGIES LIMITED, a company incorporated under the laws of England (the “Borrower”);

(2)	VIASAT, INC., a Delaware corporation (the “Guarantor”);

(3)	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national association organized and existing under the laws of the United States of America, as agent for Ex-Im Bank (the “Ex-Im Facility Agent”); and

(4)	EXPORT-IMPORT BANK OF THE UNITED STATES, an agency of the United States of America (“Ex-Im Bank”).

BACKGROUND

WHEREAS:

(A)	The Borrower, the Guarantor, the Ex-Im Facility Agent, and Ex-Im Bank are parties to the Credit Agreement dated as of March 12, 2015, as amended by the First Amendment to Credit Agreement dated as of June 12, 2015 and by the Second Amendment Agreement dated as of March 23, 2016 (and as further amended, modified, or supplemented from time to time, the “Credit Agreement”);

(B)	The Borrower and Wilmington Trust (London) Limited are parties to a Debenture dated March 12, 2015 (as amended, modified, or supplemented from time to time, the “Debenture”); and

(C)	The parties hereto wish to amend the Credit Agreement subject to and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION; EFFECTIVENESS

1.1	Defined Terms. For the purposes of this Agreement, unless otherwise defined herein, the capitalized terms used herein shall have the meanings specified in the Credit Agreement.

1.2	Principles of Construction. The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall apply to this Agreement as though they were set out in full in this Agreement with all necessary changes.

1.3	Effectiveness. The effectiveness of this Agreement shall be subject to the delivery to Ex-Im Bank of executed copies, on the date hereof, of (a) an opinion of legal counsel

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reasonably acceptable to Ex-Im Bank in the Borrower’s Country and (b) an opinion of legal counsel reasonably acceptable to Ex-Im Bank in the Guarantor’s Country.

2.	AMENDMENTS

Each of the parties hereto agrees that the Credit Agreement is hereby amended as follows, effective as of the Amendment Effective Date:

2.1	The definitions of “Change in Control,” “Permitted Business” and “Subsidiary” in Section 1.01 of the Credit Agreement are amended and restated in their entirety as follows:

“Change in Control” shall mean (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(l) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of fifty percent (50%) or more of the outstanding Common Stock, (b) the Guarantor conveys, transfers or leases all or substantially all of its and its Restricted Subsidiaries’ properties and assets, taken as a whole, to any Person, (c) the Guarantor consolidates with or merges into another Person or any Person consolidates with or merges into the Guarantor, in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of Common Stock, or (d) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the board of directors of the Guarantor (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office (provided, that this clause (d) shall cease to apply from and after the date that the Credit Agreement (as defined in Annex F) has been amended to remove in its entirety, and for so long as no credit facility of the Guarantor includes, the corresponding clause in the definition of a “change in control” of the Guarantor). For purposes of the foregoing, the term (A) “Unrelated Person” means any Person other than (i) a Restricted Subsidiary of the Guarantor or (ii) an employee stock ownership plan or other employee benefit plan covering the employees of the Guarantor and its Restricted Subsidiaries, and (B) “Common Stock” means the common stock of the Guarantor or its successor.

“Permitted Borrower Business” shall mean (a) the design, manufacture, production, sale, distribution, and operation of the ViaSat-2 Satellite; (b) the management and provision of network satellite and other

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communication and information services on the ViaSat-2 Satellite; (c) the sale, lease or transfer of the satellite capacity of the ViaSat-2 Satellite pursuant to the Capacity Purchase Agreement (including the sale, lease or transfer of satellite capacity by the Borrower to third parties in accordance with or as permitted by the Capacity Purchase Agreement); and (d) any and all business and other activities related to, in furtherance of, or ancillary or complementary to the foregoing.

“Subsidiary” shall mean, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the Equity Interests (as defined in Annex F) having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

2.2	A new definition of “Restricted Subsidiary” is inserted in Section 1.01 of the Credit Agreement following the definition of “Responsible Employee” as follows:

“Restricted Subsidiary” shall have the meaning set forth in Annex F.

2.3	Section 10.03 of the Credit Agreement is hereby amended by replacing the phrase “Permitted Business” with the phrase “Permitted Borrower Business” where it appears in clauses (d), (e) and (f) thereof.

2.4	The body of Annex F to the Credit Agreement (excluding the Schedules and Exhibits thereto) is hereby replaced in its entirety by the amended and restated body of Annex F attached hereto as Schedule I. For the avoidance of doubt, except as provided in Section 2.5 of this Agreement below, the Schedules and Exhibits in the form attached to Annex F to the Credit Agreement immediately prior to the Amendment Effective Date remain in full force and effect.

2.5	Effective December 31, 2016, Exhibit 3 to Annex F (Form of Compliance Certificate) is replaced in its entirety by the amended and restated Exhibit 3 to Annex F attached hereto as Schedule II. The parties hereto acknowledge and agree that the compliance certificate to be delivered pursuant to Clause B.12 of Annex F with respect to the Fiscal Quarter ended September 30, 2016 shall be in the form of Exhibit 3 to Annex F prior to giving effect to the amendments set forth in this Agreement.

3.	REPRESENTATIONS AND WARRANTIES

3.1	The Borrower hereby represents and warrants that the representations and warranties

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made by the Borrower in Section 10.01 (Representations and Warranties of the Borrower) are true and accurate in all material respects on and as of the Amendment Effective Date, except (i) that any representation and warranty qualified by materiality shall be true and accurate in all respects and (ii) for any representations and warranties which are expressly stated to be given solely as of an earlier date, in which case such representation or warranty shall be true and correct in all respects on and as of such earlier date.

4.2	The Guarantor hereby represents and warrants that the representations and warranties made by the Guarantor in Section 10.04 (Representations and Warranties of the Guarantor) are true and accurate in all material respects on and as of the Amendment Effective Date, except (i) that any representation and warranty qualified by materiality shall be true and accurate in all respects and (ii) for any representations and warranties which are expressly stated to be given solely as of an earlier date, in which case such representation or warranty shall be true and correct in all respects on and as of such earlier date.

4.	OTHER AGREEMENTS; CONTINUING OBLIGATIONS; ACKNOWLEDGEMENT

4.1	Work Fee. The Borrower hereby agrees to pay Ex-Im Bank a work fee in the amount of $10,000 in respect of this Agreement within five (5) days after the date hereof.

4.2	Continuing Obligations. Except as expressly provided in Section 2 hereof, the Credit Agreement shall remain unchanged and in full force and effect, and no provision of this Agreement shall be deemed (a) to be a waiver (express or implied) of any Event of Default or a waiver or modification of any other term or condition of the Credit Agreement or any of the instruments or documents referred to therein or (b) to prejudice any rights or remedies which Ex-Im Bank or any other Secured Party may have now or in the future under or in connection with any of the Finance Documents.

4.3	Acknowledgement. Each party to this Agreement hereby acknowledges and agrees that any reference to the Credit Agreement in any of the Finance Documents or in any instrument or document contemplated thereby shall be deemed to be a reference to the Credit Agreement as amended hereby.

5.	MISCELLANEOUS

5.1	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, U.S.A., WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

5.2	Submission to Jurisdiction. Section 12.02 of the Credit Agreement is hereby incorporated by reference herein as if fully set forth herein.

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5.3	Finance Document. This Agreement is a Finance Document.

5.4	Counterparts. This Agreement may be signed in separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

VIASAT TECHNOLOGIES LIMITED

By:	/s/ Bruce Dirks
Name:	Bruce Dirks
Title:	Director

VIASAT, INC.

By:	/s/ Shawn Duffy
Name:	Shawn Duffy
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Third Amendment Agreement to Credit Agreement

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Lori Helmers
Name:	Lori Helmers
Title:	Executive Director

Signature Page to Third Amendment Agreement to Credit Agreement

EXPORT-IMPORT BANK OF THE UNITED STATES

By:	/s/ Nestor SyBing
Name:	Nestor SyBing
Title:	Managing Director Project & Corporate Portfolio Management Asset Management Division

Ex-Im Bank Transaction No. AP088346XX - United Kingdom

Signature Page to Third Amendment Agreement to Credit Agreement

SCHEDULE I

AMENDED AND RESTATED FORM OF THE BODY OF ANNEX F

GUARANTOR’S COVENANTS	Annex F

A.	DEFINITIONS

Capitalized terms used in this Annex F but not defined herein shall have the meanings specified in Section 1.01 of the Agreement. For the purposes of this Annex F, the following terms shall have the meanings specified below:

“Acquisition” means any transaction, or any series of related transactions, consummated after the Execution Date, by which the Guarantor and/or any of its Restricted Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person (other than the Guarantor or any of its Restricted Subsidiaries), whether through a purchase of assets, a merger or otherwise, (b) acquires control of securities of a Person representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.

“Affiliate Subordination Agreement” means a subordination agreement substantially in the form of Exhibit 1 to this Annex F.

“Available Basket Amount” means, at any date of determination, an amount (which shall not be less than $0) determined on a cumulative basis equal to the difference between: (a) the sum (without duplication) of: (i) $27,450,000, plus (ii) Cumulative Consolidated Net Income (which shall not be less than zero), plus (iii) the aggregate amount of dividends and distributions received by the Guarantor or its Restricted Subsidiaries in the form of Cash or Cash Equivalents on or prior to such date from Investments acquired or made utilizing the Available Basket Amount, plus (iv) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after October 11, 2016, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary (which shall not exceed the original amount of such Investment), plus (v) the Net

Cash Proceeds received from any issuance or sale of its Equity Interests occurring after the Execution Date (other than issuances of Disqualified Stock and issuances or sales pursuant to an employee stock ownership plan or other employee benefit plan and excluding Net Cash Proceeds of any issuance or sale of Equity Interests for a specifically identified purpose that were expended for such specifically identified purpose without a corresponding reduction of the Available Basket Amount), plus (vi) the after-tax amount (after taking into account any available tax credit or deductions and any tax sharing arrangements) of all Distributions received in Cash by the Guarantor or any Significant Domestic Subsidiary after the Execution Date that are attributable to their Equity Interests in any Joint Venture or any Subsidiary that is not a Significant Domestic Subsidiary, plus (vii) all Net Cash Sales Proceeds received from Dispositions permitted by this Annex F, minus (b) the aggregate amount of all Investments, Capital Expenditures, Distributions and payments in respect of Subordinated Obligations, in each case to the extent made after the Execution Date with amounts available under the Available Basket Amount.

“Capital Expenditure” means any expenditure by the Guarantor or any of its Restricted Subsidiaries for or related to fixed assets or purchased intangibles that is treated as a capital expenditure under GAAP, including any amount which is required to be treated as an asset subject to a Capital Lease Obligation. The amount of Capital Expenditures in respect of fixed assets purchased or constructed by the Guarantor or any of its Restricted Subsidiaries in any fiscal period (a) shall be net of (i) any net sales proceeds received during such fiscal period by the Guarantor or such Restricted Subsidiary for fixed assets sold by the Guarantor or such Restricted Subsidiary and (ii) any casualty insurance proceeds received during such fiscal period by the Guarantor or such Restricted Subsidiary for casualties related to real property, equipment or fixed assets and applied to the repair or replacement thereof and (b) shall not include (i) Permitted Acquisitions, (ii) expenditures designated as funded with Net Cash Proceeds of any issuance or sale of Equity Interests and (iii) up to $10,000,000 of expenditures in any Fiscal Year for or related to leasehold improvements with respect to any of the Guarantor’s or its Restricted Subsidiaries’ facilities.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or is required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP; provided that, “Capital Lease” shall not include any satellite capacity, bandwidth, beam, transponder, thread or similar lease, rental or right of use arrangements or other leases of all or a portion of a satellite with a third party to the extent required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP that either (i) have a term of five (5) years or less, or (ii) have a term of more than five (5) years and for which such Person has a commitment in place from an unaffiliated customer to use all or a substantial portion of the leased item for a substantially commensurate period.

“Capital Lease Obligations” means all monetary obligations of a Person under any Capital Lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

“Cash Interest Expense” means Interest Expense that is paid or currently payable in Cash.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Guarantor or any of its Restricted Subsidiaries designed or intended to protect the Guarantor or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Guarantor and/or its Restricted Subsidiaries.

“Common Stock” means the common stock of the Guarantor or its successor.

“Communications Laws” means all Laws issued or promulgated by a Governmental Authority relating to the use of radiofrequency spectrum, the launch, orbit and control of space stations, earth stations, or other communications facilities, or the offering or provision of communications, telecommunications or information services.

“Communications License” means any license, authorization, approval, order, consent or permit issued or granted by any Governmental Authority pursuant to Communications Laws.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Guarantor and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of the Guarantor as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Contractual Obligation” means, as to any Person, any material provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Credit Agreement” means (a) that certain Credit Agreement, dated as of November 26, 2013, among the Guarantor, as borrower, MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.), as agent, and the other parties thereto, as amended by that certain First Amendment to Credit Agreement and Other Loan Documents dated as of March 12, 2015, by and among the Guarantor, Union Bank, N.A. (as agent) and the other lenders party thereto, and as further amended by that certain Second Amendment to Credit Agreement and Other Loan Documents dated as of May 24, 2016, by and among the Guarantor, MUFG Union Bank, N.A. (as agent) and the other lenders party thereto, (b) any guarantees, collateral documents, instruments and agreements executed in connection therewith and (c) any amendment, restatement, modification, renewal, supplement, extension, refunding, replacement or refinancing of the foregoing in whole or in part from time to time.

“Cumulative Consolidated Net Income” means, as of any date of determination, 50% of the Net Income of the Guarantor and its Restricted Subsidiaries for the period (taken as one accounting period) beginning on the first day of the Fiscal Quarter ended June 30, 2016 to the end of the Guarantor’s most recently ended Fiscal Quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available (or, in the case such Net Income for such period is a deficit, minus 100% of such deficit).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract or option contract with respect to foreign exchange rates or currency values, or other similar agreement entered into by the Guarantor or any of its Restricted Subsidiaries.

“Customer Equipment” means customer premises equipment, any other customer receiving and transmitting equipment and any other equipment associated with the delivery of services (e.g., aircraft and maritime terminal equipment).

“Debt Facility” means, with respect to the Guarantor or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures with banks or other institutional lenders or trustees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

“Disposition” means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of the Guarantor or any of its Restricted Subsidiaries the aggregate fair market value (as reasonably determined in good faith by a Senior Officer of the Guarantor) of which is more than the Disposition Threshold; provided that none of the following shall constitute a Disposition: (i) inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business of the Guarantor or its Restricted Subsidiaries, (ii) fixed assets or equipment sold, transferred or otherwise disposed of where substantially similar fixed assets or equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by the Guarantor or any of its Restricted Subsidiaries, (iii) assets sold, transferred or otherwise disposed of that are (x) obsolete, surplus, damaged or worn out or (y) are no longer useful in the business of the Guarantor and its Restricted Subsidiaries, and (iv) dispositions in the form of licensing or sublicensing of intellectual property or other general intangibles or licenses, leases or subleases of other property in the ordinary course of business; and, provided, further, that, for purposes of the calculation of the Available Basket Amount only, the requirement that a sale, transfer or other disposition have an aggregate fair market value of more than the Disposition Threshold to constitute a “Disposition” shall not apply.

“Disposition Threshold” means, as of any date of determination, an amount equal to the greater of (i) $25,000,000 and (ii) 1.5% of Consolidated Total Assets.

“Disqualified Stock” means any Equity Interests (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date.

“Distribution” means, with respect to Equity Interests of any Person, (a) any payment in Cash or Property for the retirement, redemption, purchase or other acquisition by such Person of any such Equity Interest (but, for the avoidance of doubt, excluding (i) any amount that represents all or a portion of the exercise or exchange price deemed paid by such Person upon an exercise or exchange of warrants, options or other rights to purchase or acquire any Equity Interests, (ii) any amount deemed paid by such Person with respect to withholding taxes or (iii) any amount paid in lieu of issuance of fractional shares), (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such Equity Interest, (c) any Investment by such Person in the holder of 5% or more of any such Equity Interests if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such Equity Interests.

“Domestic Restricted Subsidiary” means a Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” means, for any period, the sum of (a) Net Income plus (b) without duplication and, other than in the case of clauses (ix), (xiv) and (xvii), to the extent deducted in determining Net Income for such period:

(i) Interest Expense,

(ii) expense for taxes paid or accrued,

(iii) depreciation,

(iv) amortization,

(v) costs, charges and expenses as a result of the disposition of Customer Equipment,

(vi) any unusual, extraordinary or nonrecurring losses so long as the total add-back pursuant to this clause (b)(vi) in any four consecutive fiscal quarter period, together with any add-backs pursuant to clause (b)(xvii) below and clause (b)(xviii) below for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period, shall be limited to 15.0% of EBITDA for such period (determined prior to giving effect to the add-backs contemplated by this clause (b)(vi), clause (b)(xvii) below and clause (b) (xviii) below and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”),

(vii) any non-cash charges arising from compensation expense as a result of the adoption of Financial Accounting Standards Board Statement 123 (Revised 2004), “Share-Based Payment”, which requires certain stock-based compensation to be recorded as expense within the Guarantor’s consolidated statement of operations,

(viii) non-recurring expenses for professional services, regulatory clearances and filings, transfer fees, severance payments and other similar closing costs (to the extent such expenses are not capitalized by the Guarantor) incurred in connection with Permitted Acquisitions or similar Investments, whether or not consummated,

(ix) any expenses that have been reimbursed by third parties during such period, including third party insurers, to the extent such reimbursements are not included in determining Net Income,

(x) fees, costs, expenses, commissions and original issue discounts paid, deducted or accrued by the Guarantor in connection with the transactions contemplated by the Agreement,

(xi) reasonable fees, costs, expenses, original issue discounts, premiums (including tender premiums, prepayment penalties, breakage costs, and other similar amounts paid to facilitate or effect the early repayment or redemption of, or tender for, Indebtedness) and commissions, in each case that are or have been incurred, paid or deducted in connection with any actual or proposed permitted issuance or refinancing of Indebtedness or permitted issuance of Equity Interests or any actual or proposed permitted Disposition, and all reasonable fees, costs and expenses associated with the actual or proposed registration or exchange of any permitted debt or equity securities, in each case, whether or not such issuance, refinancing, Disposition, registration or exchange is consummated,

(xii)    reasonable fees, costs and expenses incurred in connection with any amendment, supplement or modification to Indebtedness (or any agreement, indenture or other instrument relating thereto) permitted hereby, in each case, whether or not consummated,

(xiii)    any non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Agreements nor prohibited under Article 6 pursuant to FASB Accounting Standards Codification 815 — “Derivatives and Hedging”,

(xiv)    proceeds from any business interruption insurance received during such period to the extent such proceeds are not already included in Net Income,

(xv)    losses from discontinued operations in accordance with GAAP,

(xvi)    cash and non-cash charges resulting from the application of FASB Accounting Standards Codification 805 – “Business Combinations” (including with respect to earn-outs in connection with any Permitted Acquisition),

(xvii)    the amount of cost savings and other operating improvements or synergies (net of the amount of actual benefits realized during such period) projected by the Guarantor in good faith to be realized during the next four consecutive Fiscal Quarters (which cost savings shall be added to EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating improvements and synergies had been realized on the first day of such period) as a result of an EBITDA Event or related to restructuring, cost saving or similar initiatives of the Guarantor, so long as (A) such cost savings are reasonably identifiable and factually supportable, (B) the actions causing such cost savings in connection with an EBITDA Event or related to restructuring, cost saving or similar initiatives are taken within 12 months of such EBITDA Event or the commencement of such restructuring, cost saving or similar initiative and Ex-Im Bank shall have received a Certificate of a Responsible Official that such actions have been taken within such time period, (C) the cost savings described in this clause (xvii) shall only be added back until the date that is 24 months from the date of the applicable EBITDA Event or restructuring, cost saving or similar initiative and (D) the total add-back pursuant to this clause (xvii) in any four consecutive Fiscal Quarter period, together with any add-backs pursuant to clause (b)(vi) above and clause (b)(xviii) below for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period, shall be limited to 15.0% of EBITDA for such period (determined prior to giving effect to the add-backs contemplated by this clause (xvii), clause (b)(vi) above and clause (b)(xviii) below and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”),

(xviii)    transition, business optimization or restructuring charges and integration costs, accruals or reserves and other unusual or non-recurring charges (including charges directly related to implementation of cost-savings initiatives), including, those related to severance, relocation, signing costs, signing, retention or completion bonuses, opening and closing/consolidation/integration of facilities and curtailments or modifications to employee benefits plans, so long as the total add-back pursuant to this clause (xviii) in any four consecutive Fiscal Quarter period, together with any add-backs pursuant to clause (b)(vi) above and clause (b)(xvii) above for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period, shall be limited to 15.0% of EBITDA for such period (determined prior to giving effect to the add-backs contemplated by this clause (xviii), clause (b)(vi) above and clause (b)(xvii) above and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”),

(xix)    any other non-cash charges (other than the write-down of current assets) for such period, including goodwill and other intangible assets, impairment charges or write-offs, stock compensation and non-cash income or expense on benefit plan obligations;

minus (c) to the extent included in Net Income, (i) any non-cash gains, (ii) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (b)(vii), (iii) interest income, (iv) income or gains from discontinued operations in accordance with GAAP and (v) other non-cash income for such period; all calculated for the Guarantor and its Restricted Subsidiaries on a consolidated basis. Notwithstanding the foregoing, the Guarantor may, in its sole discretion, elect not to add items back in the determination of EBITDA pursuant to clauses (b)(xvii) and/or (b)(xviii) for any period.

“EBITDA Event” means (i) any Permitted Acquisition or similar Investment, the aggregate consideration with respect to which is in excess of $25,000,000, (ii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (iii) any designation (or redesignation) of an Unrestricted Subsidiary as a Restricted Subsidiary, (iv) any Distribution on account of the Equity Interests of the Guarantor or (v) any Disposition of a Subsidiary, division or operating unit for which historical financial statements for the relevant period are available.

“ECA Assets” means, collectively, (a) assets or services purchased by any ECA Borrower or ECA Guarantor with the proceeds of Permitted ECA Financing and relating to the design, installation, testing, launch, manufacture or operation of the ECA Project that is the subject of such Permitted ECA Financing and insurance relating thereto, (b) assets or services required or used to launch or operate the assets referenced in the foregoing clause (a), (c) project and construction contracts and Communications Licenses and other contracts, insurance policies, licenses, consents, permits and authorizations related to the assets or services referenced in the foregoing clause (a), and (d) Equity Interests in ECA Borrowers and ECA Guarantors, in each case in clauses (a), (b) and (c) to the extent such assets or services are required by the definitive documentation with respect to any Permitted ECA Financing to be collateral for such Permitted ECA Financing.

“ECA Borrower” means any Subsidiary of the Guarantor that is identified in the definitive documentation with respect to any Permitted ECA Financing as a borrower of such Permitted ECA Financing. Upon the repayment in full of all Permitted ECA Financings to which such ECA Borrower is a party, such ECA Borrower shall cease to be an ECA Borrower until such time, if any, that such Subsidiary of the Guarantor becomes a borrower with respect to any other Permitted ECA Financing.

“ECA Guarantor” means any direct or indirect parent (other than the Guarantor) and any direct or indirect Subsidiary of an ECA Borrower or an ECA Guarantor, in each case that is required by the definitive documentation with respect to any Permitted ECA Financing to guarantee any obligations of an ECA Borrower under any Permitted ECA Financing. Upon the repayment in full of all Permitted ECA Financings to which such ECA Guarantor is a party, such ECA Guarantor shall cease to be an ECA Guarantor until such time, if any, that such Person becomes a guarantor with respect to any other Permitted ECA Financing.

“ECA Project” means, with respect to each Permitted ECA Financing, the Other Satellite Project to which such Permitted ECA Financing relates.

“Eligible Cash and Cash Equivalents” means, as of any date of determination, the sum of, (i) to the extent positive, (x) non-domestic Cash and Cash Equivalents of the Guarantor and its Restricted Subsidiaries in an amount not to exceed the aggregate principal amount of Indebtedness of Foreign Restricted Subsidiaries outstanding on such date minus (y) $10,000,000, plus (ii) domestic Cash and Cash Equivalents of the Guarantor and its Restricted Subsidiaries in excess of $30,000,000.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equivalent equity or ownership interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations or rulings issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means each Person (whether or not incorporated) which is required to be aggregated with the Guarantor pursuant to Section 414 of the Code.

“Euro Broadband” means Euro Broadband Retail Sàrl, a Swiss corporation.

“European JV Documents” means, collectively, (i) the Eutelsat Framework Agreement, (ii) any framework or similar agreement entered into in replacement of or in lieu of the Eutelsat

Framework Agreement and (iii) any agreement related to the agreements described in the foregoing clauses (i) and (ii).

“Eutelsat Framework Agreement” means that certain Framework and Subscription Agreement, dated as of February 9, 2016, between ViaSat, Inc. and Eutelsat S.A., as amended, restated, supplemented or otherwise modified from time to time.

“Existing Satellite Project” means any Satellite Activities performed or undertaken in connection with or with respect to any Existing Satellite System.

“Existing Satellite Systems” means (i) the ViaSat-1 Satellite manufactured by Space Systems/Loral, Inc., the WildBlue-1 Satellite and the Anik F2 Satellite and (ii) in each case, the related gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment), whether constructed, acquired or installed before or after the Execution Date.

“Fiscal Quarter” means a fiscal quarter of the Guarantor consistent with the Guarantor’s SEC filings.

“Fiscal Year” means the fiscal year of the Guarantor ending on the last day of the first Fiscal Quarter of each calendar year.

“Foreign Restricted Subsidiary” means a Foreign Subsidiary that is a Restricted Subsidiary.

“Foreign Subsidiary” means a Subsidiary of the Guarantor that is organized under the Laws of a country (or political subdivision thereof) other than the United States.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary of the Guarantor all or substantially all of the assets of which are Equity Interests (or Equity Interests and debt interests) in one or more Foreign Subsidiaries.

“Funded Debt” means, as to any Person (without duplication), all Indebtedness of the types described in clauses (a), (b), (c), (d) and (e) of the definition of “Indebtedness;” provided, that “Funded Debt” shall exclude letters of credit unless such letters of credit have been drawn and not reimbursed upon becoming due (or, if earlier, three (3) Business Days after the applicable letter of credit has been drawn).

“Guaranty Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of the Guarantor.

“Hedge Bank” any Person in its capacity as a party to a Hedging Agreement with the Guarantor or any of its Restricted Subsidiaries.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements.

“Hedging Agreements” means Interest Rate Protection Agreements, Commodity Agreements and Currency Agreements.

“Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding (i) trade and other accounts payable accrued in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created) and (ii) contingent in-orbit incentive payments or other contingent deferred payments earned by a manufacturer during the life of a satellite under any satellite manufacturing contract), including any Guaranty Obligation for indebtedness of the type described in this sub-clause (a) of any other Person, (b) indebtedness or Guaranty Obligations of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under any Hedging Agreement. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a)

EBITDA for the fiscal period consisting of the four (4) Fiscal Quarters ended on such date to (b) Cash Interest Expense of the Guarantor and its Restricted Subsidiaries for such fiscal period.

“Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Rate Protection Agreement” means a written agreement between the Guarantor or any of its Restricted Subsidiaries and one or more financial institutions providing for “swap,” “cap,” “collar” or other interest rate protection with respect to any Indebtedness.

“Internal Revenue Service” means the Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of Equity Interests or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person; provided that (a) expenditures by the Guarantor or the Restricted Subsidiaries with respect to Customer Equipment shall not be deemed to be an Investment and (b) intercompany receivables and payables in the ordinary course of business in exchange for goods and services on an arm’s length basis shall not be deemed to be Investments. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

“Joint Venture” means any direct or indirect Investment by the Guarantor or any Restricted Subsidiary in any Person that is not a Wholly-Owned Subsidiary of the Guarantor, which Person is engaged in a Permitted Business.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

“Limited Condition Transaction” means a Permitted Acquisition or similar Investment permitted hereunder that the Guarantor or one or more of its Restricted Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and whose consummation is not conditioned on the availability of, or on obtaining, third party financing and which has been designated as a Limited Condition Transaction by the Guarantor in writing to Ex-Im Bank.

“Liquidity” means, as of any date of determination, the sum of (x) all domestic Cash and Cash Equivalents held by the Guarantor and its Domestic Restricted Subsidiaries plus (y) the maximum aggregate unused Revolving Commitment.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Guarantor or any of its ERISA Affiliates contributes or is obligated to contribute.

“Net Cash Proceeds” means, with respect to any issuance or sale of Equity Interests, the Cash proceeds received by or for the account of the Guarantor and its Restricted Subsidiaries from such issuance or sale to a Person other than the Guarantor or any of its Restricted Subsidiaries, net of (i) attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other out-of-pocket fees, charges and expenses actually incurred in connection with such issuance or sale and (ii) any taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Cash Sales Proceeds” means, with respect to any Disposition, the sum of (a) the Cash proceeds received by or for the account of the Guarantor and its Restricted Subsidiaries from such Disposition plus (b) the amount of Cash received by or for the account of the Guarantor and its Restricted Subsidiaries upon the sale, collection or other liquidation of any proceeds that are not Cash from such Disposition, in each case net of (i) any amount required to be paid to any Person owning an interest in the assets disposed of, (ii) any amount applied to the repayment of Indebtedness secured by a Lien permitted under Clause C.9 on the asset disposed of, (iii) any transfer, income or other taxes payable as a result of such Disposition (after taking into account any available tax credit or deductions and any tax sharing arrangements), (iv) professional fees and expenses, fees due to any Governmental Authority, broker’s commissions and other out-of-pocket costs of sale actually paid to any Person that is not an Affiliate of the Guarantor attributable to such Disposition and (v) any reserves established in accordance with GAAP in connection with such Disposition.

“Net Income” means, with respect to any fiscal period, the consolidated net income of the Guarantor and its Restricted Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“Other Satellite Project” means any Satellite Activities performed or undertaken in connection with or with respect to any Other Satellite System.

“Other Satellite System” means (i) a Satellite (other than the ViaSat-1, WildBlue-1 and Anik F2 Satellites) manufactured by, on behalf of or in consultation with or otherwise acquired by the Guarantor or any of its Subsidiaries and (ii) any gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by the Guarantor or to which the Guarantor contributes or has an obligation to contribute.

“Permitted Acquisition” means any Acquisition of another Person that is engaged in, or of assets relating to, a Permitted Business, provided that:

(a)    subject (in the case of a Limited Condition Transaction) to Clause A.4, no Event of Default shall exist at the time of such Acquisition or would exist immediately after giving effect to such Acquisition;

(b)    subject (in the case of a Limited Condition Transaction) to Clause A.4, if the total consideration (whether such consideration is in the form of Equity Interests, cash or otherwise) for such Acquisition exceeds $75,000,000, as determined by the Guarantor in good faith, a Responsible Official shall certify on behalf of the Guarantor in writing that the Guarantor would have been in compliance with a Total Leverage Ratio that is 0.25 to 1.00 less than the then applicable Total Leverage Ratio financial covenant level set forth in Clause C.13 (after giving effect to such Acquisition on a Pro Forma Basis) as of the last day of the period of four (4) Fiscal Quarters most recently ended prior to the date of such Acquisition for which financial statements prepared on a consolidated basis in accordance with GAAP are available; and

(c)    if the total consideration (whether such consideration is in the form of Equity Interests, cash or otherwise) for such Acquisition exceeds $50,000,000, as determined by the Guarantor in good faith, the Guarantor shall use commercially reasonable efforts to provide Ex-Im Bank and the Ex-Im Facility Agent with at least one (1) week prior written notice of such Acquisition, together with (x) at least one (1) year (or such shorter period in which the target has been in existence) of historical financial information relating to the target and (y) such other documentation pertaining to the Acquisition, including the purchase agreement and quarterly projections prepared on a Pro Forma Basis, as Ex-Im Bank may reasonably request, in the case of clauses (x) and (y), solely to the extent reasonably available to the Guarantor.

“Permitted Additional Indebtedness” means, collectively, (i) any Indebtedness issued, incurred or otherwise obtained by the Guarantor or any of its Restricted Subsidiaries in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes (in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC) issued in exchange therefor)), senior secured first lien, junior lien or unsecured loans or secured or unsecured mezzanine Indebtedness (including, without limitation, Indebtedness incurred under the Credit Agreement); (ii) Indebtedness of any Restricted Subsidiary of the Guarantor under any Guaranty Obligations in respect thereof; and (iii) any Permitted Refinancing Indebtedness in respect thereof.

“Permitted Business” means: (a) the study, research, development, testing, and support of “off-the-shelf,” semi-custom and custom communication and satellite systems, products and components (including without limitation terrestrial, airborne and space systems); (b) the design, manufacture, production, sale, distribution and operation of satellite and other wireless or wired networks and networking systems, products and services to government and commercial customers and consumers (including without limitation terrestrial, airborne and space systems); (c) the management and provision of network satellite and other communication and information services; (d) the design, development, sale, provision and distribution of fixed and mobile broadband products and services, information security products and services, and media products and services relating to the electronic delivery of content; (e) the business of the Guarantor and its Subsidiaries as historically and currently conducted; and (f) any and all business and other activities related to, in furtherance of, or ancillary or complementary to the foregoing.

“Permitted ECA Financing” means any financing arrangement with respect to Indebtedness issued to or owed to or guaranteed or otherwise supported by any export credit agency or institution serving a similar function for the purpose of financing (in whole or in part) any Other Satellite Project with tenor and principal repayment terms that are customary for export-import financings of a similar type as determined by the Guarantor in its reasonable discretion.

“Permitted Guarantor Encumbrances” means, with respect to the Guarantor and its Restricted Subsidiaries (other than the Borrower):

(a)    inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

(b)    Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

(c)    defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(d)    easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(e)    easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(f)    rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use of any Property;

(g)    rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(h)    present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(i)    statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material impending risk of loss or forfeiture;

(j)    covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(k)    rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(l)    Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(m)    Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business;

(n)    Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(o)    Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(p)    Liens consisting of deposits of Property to secure statutory obligations of the Guarantor and its Restricted Subsidiaries;

(q)    Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds;

(r)    Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, provided that, adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture;

(s)    other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other Liens, materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held; and

(t)    Rights of Others consisting of (i) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (ii) an option or right to acquire a Lien that would be a Permitted Encumbrance, (iii) the subordination of a lease or sublease in favor of a financing entity and (iv) a license, or similar right, of or to intangible assets granted in the ordinary course of business.

“Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred to refinance, refund, extend, renew or replace all or a portion of Permitted Additional Indebtedness or Subordinated Obligations, as the case may be (“Refinanced Indebtedness”); provided that (i) the principal amount of such refinancing, refunding, extending, renewing or replacing

Indebtedness is not greater than the principal amount of such Refinanced Indebtedness (except by an amount no greater than the sum of unpaid accrued interest thereon, any premium reasonably determined to be necessary to accomplish such transaction, any original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, and reasonable fees and expenses incurred in connection with the foregoing), (ii) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no earlier than such Refinanced Indebtedness and (iii) if such Refinanced Indebtedness or any Guaranty Obligations thereof are Subordinated Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guaranty Obligations thereof remain so subordinated on terms, when taken as a whole, no less favorable to Ex-Im Bank.

“Pro Forma Basis” means, with respect to compliance with any financial test or ratio or preparation and delivery of pro forma financial information hereunder (including any incurrence test), compliance with such financial test or ratio or preparation and delivery of such financial information after giving effect to any EBITDA Event that occurred during the relevant testing period for which such financial test or ratio is being calculated, including pro forma adjustments arising out of events which are directly attributable to the proposed EBITDA Event (including, to the extent elected by the Guarantor, “run-rate” cost savings, operating expense reductions and synergies) that are reasonably quantifiable and factually supportable and that are expected to have a continuing impact, and such other adjustments as are determined in accordance with the definition of EBITDA, in each case as determined by the Guarantor in good faith and certified on behalf of the Guarantor by a Responsible Official in writing, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions, operating units or assets so acquired or sold and the consolidated financial statements of the Guarantor and/or any of its Restricted Subsidiaries, calculated as if such EBITDA Event, and all other EBITDA Events that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated and incurred or repaid at the beginning of such period, and any interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Guarantor and its Restricted Subsidiaries for such period; provided that (i) interest accrued during such period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Guarantor and its Restricted Subsidiaries for such period and (ii) the total increase to EBITDA pursuant to this definition as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments in any four consecutive Fiscal Quarter period, together with the total amount added-back to EBITDA pursuant to clauses (b)(vi), (b)(xvii) and (b)(xviii) of the definition of EBITDA for such period, shall be limited to 15.0% of EBITDA for such period (determined prior to giving effect to the increases to EBITDA contemplated by this definition and the add-backs contemplated by clauses (b)(vi), (b)(xvii) and (b)(xviii) of the definition of EBITDA).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Responsible Official” means (a) any Senior Officer and (b) any other responsible official of the Guarantor or a Restricted Subsidiary thereof so designated in a written notice thereof from a Senior Officer to Ex-Im Bank. Ex-Im Bank shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of the Guarantor or any of its Restricted Subsidiaries as having been authorized by all necessary corporate, partnership and/or other action on the part of the Guarantor or such Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary; provided, that, upon any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolving Commitment” means, as of the date of determination, the aggregate principal amount of commitments of lenders to make revolving or swingline loans to the Guarantor or any of its Domestic Restricted Subsidiaries pursuant to any Debt Facility then in effect.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

“Satellite” means any satellite owned by the Guarantor or any of its Subsidiaries (whether now owned or hereafter acquired) and any satellite purchased by the Guarantor or any of its Subsidiaries pursuant to the terms of a satellite purchase agreement with the prime contractor and manufacturer of such Satellite relating to the manufacture, testing and delivery of such satellite, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service), and whether such satellite has been acquired or purchased for use by the Guarantor and its Subsidiaries, for resale to a third party or otherwise.

“Satellite Activities” means any of the following: (a) designing, developing, procuring, constructing, managing, launching, testing, operating, insuring and commercializing one or more Satellites; (b) procuring, leasing, managing and operating capacity, bandwidth, beams, transponders or threads or other rights of use on one or more satellites; (c) designing, developing, procuring, constructing, manufacturing, managing, testing, operating, maintaining, insuring, leasing and commercializing gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment) for satellites; (d) procuring, making, holding and maintaining licenses, authorizations, approvals, permits, filings, registrations, consents, agreements and other instruments with respect to any of the foregoing and any payments associated therewith; and (e) pursuing such other lawful business activities as may be related, ancillary or complementary to any of the foregoing or a reasonable extension or expansion thereof.

“Satellite Project” means any Existing Satellite Project and any Other Satellite Project.

“Satellite Project Capex” shall have the meaning set forth in Clause C.17(b) hereof.

“Satellite Trigger” means, with respect to any Satellite, either (x) the launch of such Satellite or (y) the commencement of commercial services with respect to such Satellite, as elected and designated by the Guarantor in writing to Ex-Im Bank no later than 60 days following the launch of such Satellite; provided that, to the extent the Guarantor fails to so notify Ex-Im Bank within such sixty (60) day period, “Satellite Trigger” shall be deemed to be the launch of such Satellite.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedging Agreements” means any Hedging Agreement between the Guarantor or one or more of its Restricted Subsidiaries and a Hedge Bank.

“Senior Officer” means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) the chief financial officer or (e) the treasurer, in each case of the Guarantor.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) all Funded Debt that is secured Indebtedness of the Guarantor and its Restricted Subsidiaries, on a consolidated basis, on that date minus the aggregate amount of all Eligible Cash and Cash Equivalents on that date to (b) the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end (or Fiscal Year end in the case of the fourth Fiscal Quarter of any Fiscal Year) for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Significant Domestic Subsidiary” means a Domestic Restricted Subsidiary that is a Significant Subsidiary, other than any such Subsidiary that is an ECA Borrower or an ECA Guarantor and any such Subsidiary that is a Foreign Subsidiary Holdco.

“Significant Foreign Subsidiary” means a Foreign Restricted Subsidiary that is a Significant Subsidiary, other than any such Subsidiary that is an ECA Borrower or an ECA Guarantor.

“Significant Foreign Subsidiary Holdco” means a Foreign Subsidiary Holdco that is a Significant Subsidiary, other than any such Subsidiary that is an ECA Borrower or an ECA Guarantor.

“Significant Subsidiary” means a Restricted Subsidiary that either (i) had EBITDA (on a consolidated basis with its Restricted Subsidiaries) for the Fiscal Year then most recently ended for which financial statements prepared on a consolidated basis in accordance with GAAP are available in excess of 5% of EBITDA for such Fiscal Year, (ii) had total assets (on a consolidated basis with its Restricted Subsidiaries) in excess of 5% of Consolidated Total Assets as at the end of the Fiscal Year then most recently ended for which financial statements prepared on a consolidated basis in accordance with GAAP are available or (iii) owns a Satellite.

“Subordinated Obligations” means any Indebtedness of the Guarantor that (a) does not have any scheduled principal payment, mandatory principal prepayment or sinking fund payment due prior to the date that is one year after the Final Maturity Date (unless permitted under an Affiliate Subordination Agreement), (b) is not secured by any Lien on any Property of the Guarantor or any of its Subsidiaries, (c) is not guaranteed by any Subsidiary of the Guarantor, and (d) is subordinated pursuant to an Affiliate Subordination Agreement or a Subordination Agreement, as applicable.

“Subordination Agreement” means a subordination agreement substantially in the form of Exhibit 2 to this Annex F.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) all Funded Debt of the Guarantor and its Restricted Subsidiaries, on a consolidated basis, on that date minus the aggregate amount of all Eligible Cash and Cash Equivalents on that date, to (b) the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end (or Fiscal Year end in the case of the fourth Fiscal Quarter of any Fiscal Year) for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Trellisware” means Trellisware Technologies, Inc., a Delaware corporation.

“Unrestricted Subsidiary” means (a) until such time, if any, as it has been designated as a Restricted Subsidiary pursuant to Clause B.10, Trellisware, (b) until such time, if any, as it has been designated as a Restricted Subsidiary pursuant to Clause B.10, Euro Broadband, (c) any Subsidiary of the Guarantor (whether formed or acquired before, on or after the Execution Date) that is designated as an Unrestricted Subsidiary by the Guarantor pursuant to Clause B.10, and (d) any Subsidiary of an Unrestricted Subsidiary.

“Wholly-Owned Restricted Subsidiary” means a Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” means a Subsidiary of the Guarantor, 100% of the Equity Interests of which are owned, directly or indirectly, by the Guarantor, except for director’s qualifying shares required by applicable Laws.

1. Use of Defined Terms; Interpretation. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, extensions, renewals, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Annex F in its entirety and not to any particular provision hereof, (d) all references herein to Clauses, Exhibits and Schedules shall be construed to refer to Clauses of, and Exhibits and Schedules to, this Annex F, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, whether real, personal or mixed, including cash, securities, accounts and contract rights. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

2.    Accounting Terms. Notwithstanding anything to the contrary in the Agreement, all accounting terms not specifically defined in this Annex F shall be construed in conformity with, and all financial data required to be submitted by this Annex F shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of the Agreement such that the covenants contained in Clause C.13 or C.14 would then be calculated in a different manner or with different components, the Guarantor and Ex-Im Bank agree to amend this Annex F in such respects as are necessary to conform those covenants as criteria for evaluating the Guarantor’s financial condition to substantially the same criteria as were effective prior to such change in GAAP and the Guarantor shall be deemed to be in compliance with the covenants contained in the aforesaid Clauses if and to the extent that the Guarantor would have been in compliance therewith under GAAP as in effect immediately prior to such change, but shall have the obligation to deliver with each of the materials described in Clause B.11 to Ex-Im Bank, on the dates therein specified, reconciling financial data presented in a manner which conforms with GAAP as in effect immediately prior to such change. However, notwithstanding any requirement of GAAP after the Execution Date that would require lease obligations that would be treated as operating leases as of the Execution Date to be classified and accounted for as Capital Leases or otherwise reflected on the Guarantor’s consolidated balance sheet, such obligations shall continue to be excluded from the definitions of Indebtedness, Capital Leases and Capital Lease Obligations. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Guarantor or any Restricted Subsidiary at “fair value”, as defined therein.

3.    Rounding. Any financial ratios required to be maintained by the Guarantor pursuant to this Annex F shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Annex F and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Annex F.

4.    Limited Condition Transactions.To the extent that the terms of this Annex F require (i) pro forma compliance with the Interest Coverage Ratio, the Total Leverage Ratio or the Senior Secured Leverage Ratio, (ii) compliance with the Available Basket Amount or any other basket measured as a percentage of EBITDA, or (iii) the absence of a Potential Default or Event of Default as a condition precedent to the consummation of a Limited Condition Transaction, the date of determination as to whether the relevant condition is satisfied (the “LCT Test Date”) shall, at the election of the Guarantor (an “LCT Election”), be the date of execution of the definitive agreements for such Limited Condition Transaction, immediately after giving effect to such Limited Condition Transaction on a Pro Forma Basis and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable test period; provided that in connection with any Limited Condition Transaction for which an LCT Election has been made, it shall be a condition to the consummation of such Limited Condition Transaction that, as of the date of such consummation, no Event of Default under Section 11.03(a)(i) or (vii) of the Agreement exists or would result therefrom.

For the avoidance of doubt if any of such ratios or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in such ratio or amount (including due to fluctuations in EBITDA of the Guarantor or the Person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.

If the Guarantor makes an LCT Election, then in connection with any calculation of any ratio, test or basket availability with respect to any transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such subsequent transaction is permitted under this Annex F, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis (i) assuming that such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming that such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

B.	AFFIRMATIVE COVENANTS

1. Inspections. Subject to Applicable Laws (including, for the avoidance of doubt, any applicable export control restrictions), the Guarantor shall permit representatives of Ex-Im

Bank to make reasonable inspections of the Guarantor’s books and records during the Guarantor’s normal business hours in connection with the Agreement and the transactions contemplated hereby, and cause the officers and employees of the Guarantor to give full cooperation and assistance in connection therewith; provided that unless an Event of Default has occurred and is continuing, such inspections shall occur no more than twice annually. The reasonable cost and expenses of one (1) such inspection per year shall be borne by the Guarantor, and the costs and expenses of any additional inspection shall be borne by Ex-Im Bank, provided that if an Event of Default shall have occurred and be continuing, the Guarantor shall bear the cost and expense of any such inspections during the continuance of an Event of Default.

2.    Notice of Disputes. The Guarantor shall promptly give written notice to Ex-Im Bank and the Ex-Im Facility Agent of any material dispute that may exist between the Guarantor and (i) any Governmental Authority or (ii) the Borrower, in each case, that would reasonably be expected to have a Material Adverse Effect on the Guarantor.

3.    Governmental Authorizations. The Guarantor shall promptly obtain and maintain all material Governmental Authorizations that are necessary: (i) for the execution, delivery, performance, and observance by the Guarantor of the Principal Transaction Documents to which it is a party; and (ii) for the validity, binding effect and enforceability of the Principal Transaction Documents to which it is a party.

4.    Pari Passu. The Guarantor shall ensure that its Guaranty Obligations under the Agreement will at all times constitute the direct, general and unconditional obligations of the Guarantor and rank in all respects at least pari passu in priority of payment with all other unsecured and unsubordinated debt of the Guarantor except for obligations mandatorily preferred by law applicable to companies generally.

5.    Notice Regarding Iran Sanctions. The Guarantor shall immediately notify Ex-Im Bank and the Ex-Im Facility Agent upon obtaining knowledge that the Borrower or the Guarantor or any Relevant Person that is owned or controlled by the Borrower or the Guarantor, is or becomes subject to sanctions under Section 5(a) of the Iran Sanctions Act.

6.    Notice of Suspension or Debarment. The Guarantor shall provide immediate written notice to Ex-Im Bank and the Ex-Im Facility Agent if at any time it learns that the certification set forth in Section 10.04(a)(xiv) of the Agreement was erroneous when made or has become erroneous by reason of changed circumstances.

7.    Covered Transactions and Delinquent Debts. The Guarantor and each of its Principals individually are not (A) Excluded or Disqualified from participating in a Covered Transaction or (B) delinquent on any substantial debts owed to a U.S. Governmental Authority or its agencies or instrumentalities as of the date hereof.

8.    Preservation of Existence.

(a)	The Guarantor shall maintain the Borrower as a Wholly-Owned Restricted Subsidiary.

(b)	The Guarantor shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence in the jurisdiction of its formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of its business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of its business or the ownership or leasing of its Properties, except where the failure to do so would not constitute a Material Adverse Effect. Notwithstanding the foregoing, the Guarantor may liquidate, wind up or dissolve any Restricted Subsidiary (other than the Borrower) that does not constitute a Significant Subsidiary if such liquidation, winding up or dissolution would not have a Material Adverse Effect.

9.    Maintenance of Properties. The Guarantor shall, and shall cause each of its Restricted Subsidiaries to, maintain, preserve and protect all of its Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or obsolete or that is not of significant value, either intrinsically or to the operations of the Guarantor, shall not constitute a violation of this covenant.

10. Designation of Subsidiaries. The Guarantor may at any time (a) designate any Unrestricted Subsidiary as a Restricted Subsidiary and (b) designate any existing or newly acquired or formed Restricted Subsidiary of the Guarantor as an Unrestricted Subsidiary, unless such Restricted Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any lien on any property of, any Restricted Subsidiary; provided that, (i) immediately before and after giving effect to any such designation, (A) no Event of Default shall have occurred and be continuing and (B) the combined assets of the Guarantor and its Restricted Subsidiaries represent the majority of all assets of the Guarantor and its Subsidiaries in the aggregate (as shown on the consolidated balance sheet of the Guarantor as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available), (ii) the Guarantor shall be in compliance with the financial covenants set forth in Clauses C.13 and C.14 (and a certificate of a Senior Officer of the Guarantor setting forth the related calculations shall have been delivered to Ex-Im Bank), and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after giving effect to such designation, it would be a “Restricted Subsidiary”, “guarantor” or “borrower” (or similar designation) for the purpose of any Indebtedness of the Guarantor or any of its Restricted Subsidiaries. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Guarantor or the applicable Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value (as reasonably determined in good faith by a Senior Officer of the Guarantor) of the Guarantor’s or such Restricted Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Guarantor or the applicable Restricted Subsidiary in such Unrestricted Subsidiary in an amount equal to the fair market value (as reasonably determined in good faith by a Senior Officer of the Guarantor) at the date of such designation of the Guarantor’s or such Restricted Subsidiary’s (as applicable) Investment in such Subsidiary. Any designation by the Guarantor pursuant to this Clause B.10 shall be evidenced to Ex-Im Bank by promptly delivering to Ex-Im Bank a certificate of a Responsible Official of the Guarantor giving effect to such designation and certifying that such designation complies with the provisions of this Clause B.10. Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary until at least two full Fiscal Quarters have passed since the date such Unrestricted Subsidiary was re-designated as a Restricted Subsidiary.

11.    Financial Statements and Information Reporting Requirements. The Guarantor shall deliver to Ex-Im Bank:

(a)	As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of operations and cash flows for such Fiscal Quarter and the portion of the Fiscal Year ended with such Fiscal Quarter, together with a backlog report of the Guarantor and its Subsidiaries, all in reasonable detail; such financial statements shall be certified by the chief financial officer of the Guarantor or his or her designated representative as fairly presenting in all material respects the consolidated financial condition, results of operations and cash flows of the Guarantor and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b)

As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, the consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, stockholders’ equity and cash flows, in each case of the Guarantor and its Subsidiaries for such Fiscal Year, together with a backlog report of the Guarantor and its Subsidiaries, all in reasonable detail; such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of: (x) any of PricewaterhouseCoopers LLP, Deloitte Touche Tomatsu, Ernst & Young, or KPMG (or any Affiliate thereof or successor thereto) or (y) any other independent public accountants of recognized national standing selected by the Guarantor and reasonably satisfactory to Ex-Im Bank, which report shall be prepared in accordance with GAAP as at such date, and shall not be subject to any “going concern” or like qualification;

(c)	Promptly after request by Ex-Im Bank, copies of any detailed audit reports by independent accountants in connection with the accounts or books of the Guarantor, any of its Restricted Subsidiaries or any other Subsidiaries (with respect to such other Subsidiaries, only to the extent that the Guarantor has access to any detailed audit reports thereof), or any audit of any of them;

(d)	Promptly, and in any event within five (5) Business Days after receipt thereof by the Guarantor, any Restricted Subsidiary thereof or any other Subsidiary thereof (with respect to such other Subsidiaries, only to the extent that the Guarantor has actual knowledge of and access to any such material notice or material correspondence), copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Guarantor or any Subsidiary thereof;

(e)	Promptly after request by Ex-Im Bank, copies of any other report or other document that was filed by the Guarantor with any Governmental Authority, but excluding such reports or documents as are filed with any Governmental Authority as part of the Guarantor’s ordinary course transactions with any Governmental Authority;

(f)	Promptly upon a Senior Officer becoming aware, and in any event within five (5) Business Days after becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2) Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action the Guarantor is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(g)	Promptly upon a Senior Officer becoming aware that any Person has commenced a legal proceeding with respect to a claim against the Guarantor that could reasonably be expected to result in a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action the Guarantor is taking or proposes to take with respect thereto;

(h)	At such times as Unrestricted Subsidiaries are included in consolidated financial statements referred to in clauses (a) and (b) above, simultaneously with the delivery of each set of such consolidated financial statements, internally-prepared condensed consolidating financial information reflecting the adjustments necessary to eliminate the accounts of the Unrestricted Subsidiaries (if any) from such consolidated financial statements, in a form reasonably acceptable to Ex-Im Bank; and

(i)	Such other data and information as from time to time may be reasonably requested by Ex-Im Bank, to the extent reasonably available to the Guarantor.

12.    Compliance Certificate. In connection with the delivery of the financial statements contemplated by Clauses B.11(a) and (b) hereof, the Guarantor shall supply to the Ex-Im Facility Agent and Ex-Im Bank, a compliance certificate, substantially in the form set forth in Exhibit 3 hereto, as to compliance with the financial covenants set forth herein as of the last day of the Guarantor’s Fiscal Quarter or Fiscal Year, as the case may be.

13.    Other Acts. From time to time, the Guarantor shall do and perform any and all acts and execute any and all documents as may be necessary or as reasonably requested by Ex-Im Bank in order to effect the purposes of the Agreement.

C.	NEGATIVE COVENANTS

Without prejudice to the Borrower’s obligations under Section 10.03 of the Agreement, unless Ex-Im Bank otherwise consents in writing, the Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to:

1. Payment of Subordinated Obligations. Pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation (unless permitted pursuant to an Affiliate Subordination Agreement), in each case prior to the scheduled maturity thereof or (b) scheduled interest on any Subordinated Obligation unless the payment thereof is then permitted pursuant to the terms of the indenture or other agreement governing such Subordinated Obligation, in each case, other than (i) in connection with a refinancing, refunding, renewal, exchange or extension of any such Subordinated Obligation to the extent permitted by Clause C.10(f) hereof or (ii) such payments that are made with the Available Basket Amount so long as both before and after giving effect to such payment on a Pro Forma Basis, (a) no Potential Default or Event of Default exists or would result therefrom and (b) the Senior Secured Leverage Ratio does not exceed 2.50 to 1.0.

2. Disposition of Property. Make any Disposition of its Property, whether now owned or hereafter acquired, except (a) a Disposition by the Guarantor to a Wholly-Owned

Restricted Subsidiary, or by a Restricted Subsidiary to the Guarantor or another Restricted Subsidiary, (b) Investments permitted by Clause C.16 hereof to the extent constituting Dispositions, (c) the Disposition of any Equity Interests of (or other Investments in) any Joint Venture to the extent required by the terms of any agreement governing such Joint Venture, (d) Dispositions of (i) accounts receivable and (ii) collateral securing accounts receivable and guarantees supporting accounts receivable, in each case set forth in clauses (i) and (ii) as transferred in connection with a receivables financing permitted under Clause C.10(k) hereof, (e) Dispositions, of which the fair market value (as reasonably determined in good faith by a Senior Officer of the Guarantor), when aggregated with the proceeds of all other Dispositions incurred under this clause (e) within the same Fiscal Year, are less than or equal to the greater of (i) $100,000,000 and (ii) an amount equal to 12.5% of Consolidated Total Assets, (f) sales, rentals or leases of satellite capacity, bandwidth, beams, transponders or threads or other grants of rights of satellite use or of any other portion of a Satellite in the ordinary course of business and (g) the Disposition of any Satellite (other than the ViaSat-1 and ViaSat-2 Satellites) for fair market value (as reasonably determined in good faith by a Senior Officer of the Guarantor) to any Person for whom such Satellite was procured that is not an Affiliate of the Guarantor; provided that in the case of clause (d), no Potential Default or Event of Default then exists or would result from Dispositions made in connection with any new or extended receivables financing and in the case of clause (e), no Event of Default then exists or would result from such Disposition.

3. Mergers. Merge or consolidate with or into any Person, except (a) mergers and consolidations of a Restricted Subsidiary of the Guarantor into the Guarantor or a Restricted Subsidiary, or of Restricted Subsidiaries with each other, (b) a merger or consolidation of any Restricted Subsidiary of the Guarantor to the extent in connection with a disposition not prohibited by Clause C.2 hereof and (c) a merger or consolidation of a Person into the Guarantor or with or into a Wholly-Owned Restricted Subsidiary of the Guarantor which constitutes a Permitted Acquisition; provided that, in each case set forth in clauses (a) and (c) above, (i) the Guarantor is the surviving entity of any merger to which it is a party and (ii) no Event of Default then exists or would result therefrom.

4. [Reserved]

5. Acquisitions. Make any Acquisition other than a Permitted Acquisition.

6. Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property if immediately before and after giving effect to such Distribution, (x) the Senior Secured Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, exceeds 2.50 to 1.00 or (y) Liquidity is less than $50,000,000, except:

(a)	Distributions by any Restricted Subsidiary to the Guarantor or to any other Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Restricted Subsidiary, to the other holders of its Equity Interests, provided that the Guarantor or such other Restricted Subsidiary receives at least its pro rata share of such Distribution based on its Equity Interests);

(b)	Distributions by any Restricted Subsidiary or the Guarantor involving the retirement, redemption, purchase or other acquisition of Equity Interests under any stock option or other equity compensation plan or any other agreement to compensate employees, officers, directors, management or consultants of the Guarantor or its Restricted Subsidiaries, not to exceed $5,000,000 in the aggregate in any Fiscal Year; provided that if at the end of the applicable Fiscal Year, Distributions made pursuant to this clause (b) are less than $5,000,000 in the aggregate in such Fiscal Year, then the amount by which $5,000,000 exceeds the Distributions made in such Fiscal Year pursuant to this clause (b) may be carried forward and included in the aggregate amount of Distributions permitted to be made in succeeding Fiscal Years pursuant to this clause (b);

(c)	stock dividends payable on Common Stock;

(d)	Distributions not to exceed in any Fiscal Year the greater of (i) $10,000,000 in the aggregate and (ii) an amount equal to 5.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available; and

(e)	Distributions made with the Available Basket Amount; provided that, with respect to any Distributions made with the Available Basket Amount, such Distributions shall only be permitted pursuant to this clause (e) so long as both immediately before and after giving effect to such payment on a Pro Forma Basis, the Senior Secured Leverage Ratio does not exceed 3.25 to 1.0 and no Event of Default exists.

7. ERISA. At any time, (a) permit any Pension Plan to: (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

8. Change in Nature of Business. Engage in any businesses other than the Permitted Business.

9. Liens. Create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

(a)

Liens existing on the Execution Date and disclosed in Schedule 1 hereto and any renewals/extensions or amendments thereof, provided that the obligations secured or benefited thereby are not increased (except as expressly contemplated by the contracts or other instruments governing such Liens, as in effect on the Execution Date);

(b)	Liens in favor of the Security Trustee pursuant to the Security Documents;

(c)	Permitted Guarantor Encumbrances or Permitted Liens;

(d)	Liens on personal property acquired by the Guarantor or any of its Restricted Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition;

(e)	Liens on real property acquired by the Guarantor or any of its Restricted Subsidiaries for use in the business of the Guarantor or such Restricted Subsidiary;

(f)	Liens on Property or Equity Interests of a Person at the time such Person, as permitted by this Annex F, becomes a Restricted Subsidiary or is merged or consolidated with or into the Guarantor or any of its Restricted Subsidiaries; provided, however, that such Liens were in existence at the time such Person became a Restricted Subsidiary or merged or consolidated with or into the Guarantor or any of its Restricted Subsidiaries and were not created in contemplation of such event; provided further, however, that any such Lien may not extend to any other property owned by the Guarantor or any other Restricted Subsidiary thereof;

(g)	Liens securing Indebtedness permitted by Clause C.10(d) hereof; provided, that (i) any such Lien shall attach only to the Property, insurance or services purchased or otherwise leased, constructed, installed, improved, designed, repaired or maintained, and any insurance, licenses, permits, authorizations and construction or launch contracts relating thereto, and (ii) any such Lien shall be created concurrently with or within twelve (12) months following the acquisition of such Property, insurance or services;

(h)	Liens securing obligations of the Guarantor or any of its Restricted Subsidiaries under any Secured Hedging Agreement;

(i)	Liens securing Permitted Additional Indebtedness (and any related banking services or cash management obligations); provided that the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (assuming the borrowing of the maximum credit thereunder) and the application of the proceeds therefrom) shall be no greater than 3.25 to 1.00;

(j)	Liens securing Indebtedness permitted under Clause C.10(k);

(k)	Liens encumbering (i) ECA Assets securing Permitted ECA Financings and (ii) assets of Foreign Restricted Subsidiaries securing Indebtedness permitted under Clause C.10(m)(ii); and

(l)	Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $50,000,000 and (ii) an amount equal to 2.5% of the Consolidated Total Assets as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

10. Indebtedness and Guaranty Obligations. Create, incur or assume any Indebtedness or Guaranty Obligation except:

(a)	Indebtedness and Guaranty Obligations existing on the Execution Date and disclosed in Schedule 2 hereto, and refinancings, renewals, extensions or amendments that do not increase the amount thereof (except by an amount no greater than the sum of unpaid accrued interest thereon, any premium reasonably determined to be necessary to accomplish such transaction, any original issue discount on such refinancing, renewing, extending or replacement Indebtedness, and reasonable fees and expenses incurred in connection with the foregoing);

(b)	Indebtedness and Guaranty Obligations under the Finance Documents;

(c)	Subject to compliance with Clause C.16 hereof, unsecured Indebtedness (and unsecured Guaranty Obligations with respect thereto) of any Restricted Subsidiary to the Guarantor or to any other Restricted Subsidiary, or of the Guarantor to any Restricted Subsidiary;

(d)

Indebtedness consisting of (i) Capital Lease Obligations or (ii) otherwise incurred to finance all or any part of (X) the purchase, lease, construction, installation or improvement of any Property (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure), (Y) the design, repair or maintenance of any Satellite Project (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure) or (Z) satellite launch or in-orbit insurance premiums or launch services (so long as, in the case of this clause (ii) (A) the Indebtedness incurred therewith shall not exceed one hundred percent (100%) of the price or cost of the purchase, lease, construction, installation, improvement, design, repair or maintenance of such Property or such premiums or launch services, as applicable, and (B) such Indebtedness shall be incurred concurrently with or within twelve (12) months following the purchase, lease, construction, installation, improvement, design, repair or maintenance of such Property or incurrence of such premiums or launch services, as applicable), and any refinancings, renewals, extensions or amendments of such Indebtedness under clause (i) or (ii) that do not increase the amount thereof (except by an amount no greater than the sum of unpaid accrued interest thereon, any premium reasonably determined to be necessary to accomplish such transaction, any original issue discount on such refinancing, renewing, extending or replacement Indebtedness, and reasonable fees and expenses incurred in connection with the foregoing); provided that, in the case of any Indebtedness incurred under this clause (d), if immediately before or after giving effect to the incurrence of any such Indebtedness, the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) is greater than 3.25 to 1.00, the outstanding principal amount of such Indebtedness incurred at a time when the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) is greater than 3.25 to 1.00, shall not exceed the sum of (x) $50,000,000 plus (y) 10.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(e)	Indebtedness incurred to finance the purchase, construction or improvement of real property used in the business of the Guarantor or any of its Restricted Subsidiaries;

(f)	Subordinated Obligations, and any Permitted Refinancing Indebtedness in respect thereof;

(g)	Indebtedness under Hedging Agreements permitted under Clause C.20 hereof;

(h)	Subject to compliance with Clause C.16 hereof, unsecured Guaranty Obligations in support of the obligations of a Wholly-Owned Subsidiary or a Joint Venture; provided that such obligations of a Wholly-Owned Subsidiary or a Joint Venture are not prohibited by this Annex F;

(i)	Indebtedness of a Person acquired in a Permitted Acquisition which is outstanding at the time of such Acquisition (other than Indebtedness incurred solely in contemplation of such Acquisition);

(j)	Indebtedness or Guaranty Obligations incurred in connection with Investments permitted under clause (k) of Clause C.16 hereof;

(k)	Indebtedness incurred by the Guarantor or any Restricted Subsidiary arising from the factoring or securitizing of accounts receivable in the ordinary course of business in an aggregate principal amount outstanding at any one time not to exceed the greater of (i) $25,000,000 and (ii) 12.5% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(l)	Permitted Additional Indebtedness and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) so long as the Total Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (assuming the borrowing of the maximum credit thereunder) and the application of the proceeds therefrom) would not be greater than the then-applicable Total Leverage Ratio financial covenant level set forth in Clause C.13 hereof.

(m)	Indebtedness of (i) any ECA Borrower and any ECA Guarantor under a Permitted ECA Financing and (ii) any Foreign Restricted Subsidiary; provided that if immediately before or after giving effect to the incurrence of any such Indebtedness the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) exceeds 3.25 to 1.00, then no additional Indebtedness may be incurred under this clause (m) if (or that would otherwise cause) the aggregate outstanding principal amount of all Indebtedness under this clause (m) incurred at a time when the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) exceeded 3.25 to 1.00 would exceed the sum of (x) $50,000,000 plus (y) 10.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(n)	Guaranty Obligations of the Guarantor in respect of Indebtedness relating to Permitted ECA Financings and permitted by Clause C.10(m) hereof (which Guaranty Obligations shall be unsecured except for any security interest in, and/or pledge of, Equity Interests in any ECA Borrower and any ECA Guarantor and any dividends, stocks, shares, warrants, securities, rights, monies or other property accruing on or that constitute proceeds of such Equity Interests);

(o)	Indebtedness in a principal aggregate amount at any time outstanding not to exceed the greater of (i) $50,000,000 and (ii) an amount equal to 25.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available; and

(p)	Obligations under Bank Products;

provided that all Indebtedness owed by the Guarantor to a Subsidiary (other than the Borrower) shall be subordinated pursuant to an Affiliate Subordination Agreement.

11. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Guarantor other than (a) employment, consulting, service, termination,

compensation, expense reimbursement or indemnification arrangements with directors or officers, or loans or advances to officers, in each case in the ordinary course of business and otherwise permitted under this Annex F, (b) transactions that are fully disclosed to the board of directors (or a committee thereof) of the Guarantor and expressly authorized by a resolution of the board of directors (or committee) of the Guarantor which is approved by a majority of the directors (or committee) not having an interest in the transaction, (c) transactions between or among the Guarantor and its Restricted Subsidiaries, (d) transactions on overall terms at least as favorable to the Guarantor or its Restricted Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power and (e) transactions specifically permitted by Clauses C.2(a), C.2(b), C.6 and C.16(d), C.16(e), C.16(i), C.16(j) and C.16(k) and (f) payment by the Guarantor or any of its Restricted Subsidiaries of management fees or fees for services not to exceed $500,000 in the aggregate in any fiscal year (exclusive of reimbursements to the Guarantor by its Restricted Subsidiaries of actual costs and allocable overhead), to the Guarantor or any Affiliate of the Guarantor (as such amount may be increased with the prior written approval of Ex-Im Bank).

12. [Reserved].

13. Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 4.50 to 1.00; provided, however, that in the event of (a) any Permitted Acquisition for which the aggregate purchase consideration exceeds $200,000,000 and/or (b) any Satellite Trigger, the maximum permitted Total Leverage Ratio shall increase to 4.75 to 1.00 for the six consecutive Fiscal Quarter period beginning with the Fiscal Quarter in which each such Permitted Acquisition or Satellite Trigger occurs, so long as the Guarantor is in compliance on a Pro Forma Basis with this Clause C.13 at such 4.75 to 1.00 level after giving effect to such Permitted Acquisition or Satellite Trigger.

14. Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 3.25 to 1.00.

15. [Reserved]

16. Investments. Make any Investment if, immediately before and after giving effect to such Investment, (x) the Senior Secured Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Investment, exceeds 2.50 to 1.00 or (y) Liquidity is less than $50,000,000, other than:

(a)	Investments consisting of Cash Equivalents;

(b)	Investments in a Person that is the subject of a Permitted Acquisition;

(c)	Investments consisting of advances to officers, directors and employees of the Guarantor or of any Restricted Subsidiary for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes;

(d)	Investments in any wholly-owned Significant Domestic Subsidiary or the Borrower;

(e)	Investments by the Guarantor or any Significant Domestic Subsidiary in any Subsidiary (other than a wholly-owned Significant Domestic Subsidiary or the Borrower) or any Joint Venture; provided that at the time any such Investment is made (and giving effect thereto), the aggregate amount of all such Investments in all such Subsidiaries and Joint Ventures made pursuant to this clause (e) then outstanding does not exceed one and one-half (1.50) times the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(f)	Investments consisting of (i) the extension of credit to customers of the Guarantor and its Subsidiaries for the purpose of financing such customers’ purchases of the Guarantor’s and/or its Subsidiaries’ products and services, not to exceed $10,000,000 in the aggregate outstanding at any time during the term of the Agreement or (ii) the extension of credit to customers or suppliers of the Guarantor and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(g)	Investments received in connection with the settlement of a bona fide dispute with another Person;

(h)	Investments representing all or a portion of the sales price of Property sold or services provided to another Person;

(i)	Investments by any Restricted Subsidiary that is not a Significant Domestic Subsidiary (i) in any other Person that are made pursuant to another clause of this Clause C.16 to the extent the amount of such Investment consists of amounts substantially concurrently received by such Restricted Subsidiary from Investments made in such Restricted Subsidiary pursuant to clauses (e), (l) or (m) of this Clause C.16 and (ii) in any other Subsidiary of the Guarantor or a Joint Venture;

(j)	Investments by the Guarantor or any of its Restricted Subsidiaries, whether directly or indirectly, in Joint Ventures contemplated by the European JV Documents not to exceed $175,000,000 in the aggregate;

(k)

Investments not to exceed, in any Fiscal Year (when taken together with all other Investments then outstanding made under this clause (l) in such Fiscal Year), an amount equal to the greater of (x) $225,000,000 and (y) an amount equal to 10.0% of the Consolidated Total Assets as of the most-recently ended Fiscal Quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available; provided that (i) if at the end of the applicable Fiscal Year, Investments made pursuant to this clause (l) are less than $225,000,000 in the aggregate in such Fiscal Year, then the amount by which $225,000,000 exceeds the Investments made in such Fiscal Year pursuant to this clause (l) may be carried forward and included in the aggregate amount of Investments permitted to be made in succeeding Fiscal Years pursuant to this clause (l) (including the application of any carry-forward permitted by this subclause (i)) and (ii) in no event shall the amount of Investments made pursuant to this clause (l) in any Fiscal Year exceed $550,000,000; and

(l)	Investments made with the Available Basket Amount.

For purposes of determining compliance with this Clause C.16, (x) an Investment need not be made solely by reference to one category of Investments described in clauses (a) through (l) above but may be made under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that an Investment (or any portion thereof) meets the criteria of one or more of such categories of Investments described in clauses (a) through (l) above, the Guarantor, in its sole discretion, may classify or may subsequently reclassify at any time such Investment (or any portion thereof) in any manner that complies with this covenant; provided that all Investments made under Clause C.16(l) shall at all times be justified in reliance only on the exception in Section C.16(l). The Guarantor shall promptly deliver to Ex-Im Bank written notice of any such reclassification, which notice shall set forth any related calculations for such reclassification.

17. Capital Expenditures. Make any Capital Expenditure if, immediately before and after giving effect to the making thereof, (x) the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the making of any such Capital Expenditure) exceeds (i) prior to December 31, 2017, 2.50 to 1.00 or (ii) from and after January 1, 2018, 3.00 to 1.00, (y) Liquidity is less than $50,000,000 or (z) the Guarantor is not in compliance with the financial covenants set forth in Clauses C.13 and C.14 determined on a Pro Forma Basis as of the Fiscal Quarter most recently ended for which financial statements prepared on a consolidated basis in accordance with GAAP are available, other than:

(a)	Capital Expenditures in respect of the Existing Satellite Systems, including all Satellite Activities in connection with Existing Satellite Systems, in an amount not to exceed $40,000,000 in the aggregate;

(b)	Capital Expenditures in respect of any Other Satellite Projects (“Satellite Project Capex”), in an amount not to exceed $750,000,000 in the aggregate per Satellite Project; provided that such amount shall be increased by three percent (3%) per annum beginning January 1, 2022;

(c)

Capital Expenditures (including, for the avoidance of doubt, Capital Expenditures in respect of any Satellite Project allocated by the Guarantor to this clause (c)) in an amount not to exceed $250,000,000 in any Fiscal Year; provided that, (x) if at the end of the applicable Fiscal Year, Capital Expenditures made pursuant to this clause (c) are less than $250,000,000 in the aggregate in such Fiscal Year, then the amount by which $250,000,000 exceeds the Capital Expenditures made in such Fiscal Year pursuant to this clause (c) may be carried forward and included in the aggregate amount of Capital Expenditures permitted to be made in succeeding Fiscal Years pursuant to this clause (c) (including the application of any carry-forward permitted by this subclause (x)) and (y) in no event shall Capital Expenditures made pursuant to this clause (c) exceed $300,000,000 in any Fiscal Year; and

(d)	Capital Expenditures made using the Available Basket Amount (including, for the avoidance of doubt, Capital Expenditures in respect of any Satellite Project allocated by the Guarantor to this clause (d)).

For purposes of this Clause C.17, (i) expenditures by the Guarantor or the Restricted Subsidiaries with respect to Customer Equipment, capitalized software costs and capitalized subscriber acquisition costs shall not be deemed to be Capital Expenditures, (ii) Capital Expenditures to be used for or in relation to more than one Satellite Project shall not be double-counted and may be allocated by the Guarantor in whole or in part to any applicable Satellite Project and (iii) in the event that Satellite Project Capex relates to or is used in connection with more than one Satellite or Satellite Project (including with respect to the Existing Satellite Systems), Satellite Project Capex allocated by the Guarantor to one Satellite Project for purposes of this Clause C.17 shall not count towards any other Satellite Project.

18. Amendments to Subordinated Obligations. Amend or modify any term or provision of any indenture, agreement or instrument evidencing or governing any Subordinated Obligation in any respect that will or may have a Material Adverse Effect, in each case, other than in connection with a refinancing, renewal, exchange or extension of any such Subordinated Obligation to the extent permitted by Clause C.10(f).

19.    [Reserved].

20.    Hedging Agreements. Enter into any Hedging Agreement, except (a) non-speculative Hedging Agreements entered into to hedge or mitigate risks to which the Guarantor or any Restricted Subsidiary has actual or anticipated exposure (other than those in respect of Equity Interests of the Guarantor or any of its Restricted Subsidiaries), and (b) non-speculative Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Guarantor or any Restricted Subsidiary.

21.    Subrogation. Exercise any rights of subrogation which it may acquire due to its payment of the Borrower’s obligations pursuant to the Guarantor Guarantee unless and until all sums payable under this Agreement and each other Finance Document has been irrevocably paid in full, and if any payment shall be made to the Guarantor on account of such rights of subrogation, it shall promptly pay such amount to Ex-Im Bank.

22.    Suspension and Debarment, etc. Knowingly enter into any transactions in connection with the Goods and Services with any person who is Excluded or Disqualified from participation in Covered Transactions.

SCHEDULE II

AMENDED AND RESTATED FORM OF EXHIBIT 3 TO ANNEX F

EXHIBIT 3

Form of Compliance Certificate

To:	THE EX-IM FACILITY AGENT AND EX-IM BANK

This Compliance Certificate (this “Certificate”) is delivered with reference to that certain Credit Agreement dated as of March 12, 2015, by and among ViaSat Technologies Limited, a company incorporated under the laws of England (the “Borrower”), ViaSat, Inc., a Delaware corporation (the “Guarantor”), JPMorgan Chase Bank, National Association (the “Ex-Im Facility Agent”) and the Export-Import Bank of the United States (“Ex-Im Bank”) (such Credit Agreement, as amended, restated, amended and restated, extended, renewed, supplemented, or otherwise modified from time to time, being the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined in this Certificate shall have the meanings defined for them in Annex F of the Credit Agreement or, if not defined in such Annex, in the Credit Agreement generally. Section references herein relate to Annex F of the Credit Agreement unless stated otherwise. In the event of any conflict or inconsistency between the terms of this Certificate and the terms of Annex F of the Credit Agreement, Annex F of the Credit Agreement shall control.

This Certificate is delivered in accordance with Clause B.12 of Annex F of the Credit Agreement by a Senior Officer of the Guarantor. This Certificate is delivered with respect to the Fiscal Quarter ended                     , 20     (the “Test Fiscal Quarter”)1. Computations indicating compliance with respect to the financial covenants set forth in Clause C.13 and Clause C.14 of Annex F of the Credit Agreement and the Available Basket Amount are set forth below:

[Balance of Page Intentionally Left Blank]

[1]	Note: To be delivered each Test Fiscal Quarter, including the last Fiscal Quarter of the Guarantor’s Fiscal Year.

Exhibit 3-1

I.	Clause C.13 – Total Leverage Ratio. Total Leverage Ratio as of the last day of the Test Fiscal Quarter (the “Determination Date”) was : 1.00

Maximum Permitted:	4.50:1.00[2]

Total Leverage Ratio is computed as follows:

(a) all Funded Debt of the Guarantor and its Restricted Subsidiaries, on a consolidated basis	$

minus

(b) the aggregate amount of all Eligible Cash and Cash Equivalents	$

divided by

(c) the Guarantor’s consolidated trailing twelve month EBITDA as of the Determination Date (as calculated below)	$

equals Total Leverage Ratio [((a) – (b)) ÷ (c)]	:1.00

*Permitted Acquisition for consideration in excess of $200,000,000 occurred during the six Fiscal Quarter period ending on the Determination Date?	Yes/No

If Yes, date of occurrence: , 20

*Satellite Trigger occurred during the six Fiscal Quarter period ending on the Determination Date?[3]	Yes/No

If Yes, date of occurrence: , 20

[2]	Provided, however, that in the event of (a) any Permitted Acquisition for which the aggregate purchase consideration exceeds $200,000,000 and/or (b) any Satellite Trigger, the maximum permitted Total Leverage Ratio shall increase to 4.75 to 1.00 for the six consecutive Fiscal Quarter period beginning with the Fiscal Quarter in which each such Permitted Acquisition or Satellite Trigger occurs, so long as the Guarantor is in compliance on a Pro Forma Basis with Clause C.13 of Annex F at such 4.75 to 1.00 level after giving effect to such Permitted Acquisition or Satellite Trigger.
[3]	Circling “No” in response to this question is without prejudice to the Guarantor’s right to subsequently designate a Satellite launch or commencement of commercial services during the Test Fiscal Quarter as a “Satellite Trigger” in accordance with Annex F of the Credit Agreement.

Exhibit 3-2

II.	Clause C.14 – Interest Coverage Ratio. As of the Determination Date the Interest Coverage Ratio was :1.00.

Minimum:		3.25:1.00

Interest Coverage Ratio is computed as follows:

(a) EBITDA for the fiscal period consisting of the four (4) Fiscal Quarters ended on the Determination Date (as calculated below)	$

divided by

(b) Cash Interest Expense of the Guarantor and its Restricted Subsidiaries for such fiscal period	$

equals the Interest Coverage Ratio: (a) ÷ (b)		:1.00

Exhibit 3-3

III.	Available Basket Amount as of the Determination Date. As of the Determination Date, for the period from the Execution Date to and including the Determination Date, (1) the total Available Basket Amount accrued (prior to any application thereof under the terms of Annex F) is $ , (2) the total amount applied to Investments, Capital Expenditures, Distributions or payments in respect of Subordinated Obligations using the Available Basket Amount is $ and (3) the total amount (after such application) under the Available Basket Amount for future application in accordance with the terms of the Credit Agreement is $ .

The Available Basket Amount is computed as follows and shall be an amount (which shall not be less than $0) determined on a cumulative basis:

(a) the sum of:

(i) $27,450,000	$

(ii) Cumulative Consolidated Net Income (which shall not be less than zero)	$

(iii)     the aggregate amount of dividends and distributions received by the Guarantor or its Restricted Subsidiaries in the form of Cash or Cash Equivalents on or prior to such date from Investments acquired or made utilizing the Available Basket Amount

$

(iv)     in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after October 11, 2016, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary (which shall not exceed the original amount of such Investment)

$

(v)      the Net Cash Proceeds received from any issuance or sale of the Guarantor’s Equity Interests occurring after the Execution Date (other than issuances of Disqualified Stock and issuances or sales pursuant to an employee stock ownership plan or other employee benefit plan and excluding Net Cash Proceeds of any issuance or sale of Equity Interests for a specifically identified purpose that were expended for such specifically identified purpose without a corresponding reduction of the Available Basket Amount)

$

Exhibit 3-4

(vi)     the after-tax amount (after taking into account any available tax credit or deductions and any tax sharing arrangements) of all Distributions received in Cash by the Guarantor or any Significant Domestic Subsidiary after the Execution Date that are attributable to their Equity Interests in any Joint Venture or any Subsidiary that is not a Significant Domestic Subsidiary

$

(vii) all Net Cash Sales Proceeds received from Dispositions[4] permitted by Annex F	$

The total Available Basket Amount accrued since the Execution Date (prior to any application thereof):
(a)(i) + (a)(ii) + (a)(iii) + (a)(iv) + (a)(v) + (a)(vi) + (a)(vii)

(b) the sum of:

(i) aggregate amount of Investments made using Available Basket Amounts, pursuant to Clause C.16(l) of Annex F after the Execution Date	$

(ii) aggregate amount of Capital Expenditures made using Available Basket Amounts, pursuant to Clause C.17(d) of Annex F after the Execution Date	$

(iii) aggregate amount of Distributions made using Available Basket Amounts, pursuant to Clause C.6(e) of Annex F after the Execution Date	$

(iv)     aggregate amount of payments in respect of Subordinated Obligations made using Available Basket Amounts, pursuant to Clause C.1 of Annex F after the Execution Date

Compliance: Each payment of Subordinated Obligations using the Available Basket Amount made since the last Test Quarter Date was in compliance with Clause C.1(b)(ii) which required that no Potential Default or Event of Default exist or would result from such payment and the Senior Secured Leverage Ratio not exceed 2.50:1.00, on a Pro Forma Basis after giving

$

[4]	The requirement that a sale, transfer or other disposition have an aggregate fair market value of more than the greater of (i) $25,000,000 and (ii) 1.5% of Consolidated Total Assets to constitute a “Disposition” shall not apply.

Exhibit 3-5

effect to such payment.

The total Available Basket Amounts applied since the Execution Date: (b)(i) + (b)(ii) + (b)(iii) + (b)(iv)

Available Basket Amounts Remaining:

((a)(i)+(a)(ii)+(a)(iii)+(a)(iv)+(a)(v)+(a)(vi)+(a)(vii)) – ((b)(i)+(b)(ii)+(b)(iii)+(b)(iv))

Exhibit 3-6

IV.	EBITDA. EBITDA is calculated as follows on a consolidated basis:

(a) Net Income	$
Plus (b) (without duplication and, other than in the case of clauses (ix), (xiv) and (xvii), to the extent deducted in determining Net Income)

(i) Interest Expense	$

(ii) expense for taxes paid or accrued	$

(iii) depreciation	$

(iv) amortization	$

(v) costs, charges and expenses as a result of the disposition of Customer Equipment	$

(vi)     any unusual, extraordinary or nonrecurring losses so long as the total add-back pursuant to this clause (vi) in any four consecutive fiscal quarter period, together with any add-backs pursuant to clause (xvii) below and clause (xviii) below for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period shall be limited to 15.0% of EBITDA for such period (determined prior to giving effect to the add-backs contemplated by this clause (vi), clause (xvii) below and clause (xviii) below and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”)

$

(vii)    any non-cash charges arising from compensation expense as a result of the adoption of Financial Accounting Standards Board Statement 123 (Revised 2004), “Share-Based Payment”, which requires certain stock-based compensation to be recorded as expense within the Guarantor’s consolidated statement of operations

$

(viii) non-recurring expenses for professional services, regulatory clearances and filings, transfer fees, severance payments and other similar closing costs (to the extent	$

Exhibit 3-7

such expenses are not capitalized by the Guarantor) incurred in connection with Permitted Acquisitions or similar Investments, whether or not consummated

(ix) any expenses that have been reimbursed by third parties during such period, including third party insurers, to the extent such reimbursements are not included in determining Net Income	$

(x) fees, costs, expenses, commissions and original issue discounts paid, deducted or accrued by the Guarantor in connection with the transactions contemplated by the Agreement	$

(xi)     reasonable fees, costs, expenses, original issue discounts, premiums (including tender premiums, prepayment penalties, breakage costs, and other similar amounts paid to facilitate or effect the early repayment or redemption of, or tender for, Indebtedness) and commissions, in each case that are or have been incurred, paid or deducted in connection with any actual or proposed permitted issuance or refinancing of Indebtedness or permitted issuance of Equity Interests or any actual or proposed permitted Disposition, and all reasonable fees, costs and expenses associated with the actual or proposed registration or exchange of any permitted debt or equity securities, in each case, whether or not such issuance, refinancing, Disposition, registration or exchange is consummated

$

(xii)    reasonable fees, costs and expenses incurred in connection with any amendment, supplement or modification to Indebtedness (or any agreement, indenture or other instrument relating thereto) permitted hereby, in each case, whether or not consummated

$

(xiii)  any non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Agreements nor prohibited under Article 6 pursuant to FASB Accounting Standards Codification 815 — “Derivatives and Hedging”

$

(xiv) proceeds from any business interruption insurance received during such period to the extent such proceeds are not already included in Net Income	$

Exhibit 3-8

(xv) losses from discontinued operations in accordance with GAAP	$

(xvi)     cash and non-cash charges resulting from the application of FASB Accounting Standards Codification 805 – “Business Combinations” (including with respect to earn-outs in connection with any Permitted Acquisition)

$

(xvii)    the amount of cost savings and other operating improvements or synergies (net of the amount of actual benefits realized during such period) projected by the Guarantor in good faith to be realized during the next four consecutive Fiscal Quarters (which cost savings shall be added to EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating improvements and synergies had been realized on the first day of such period) as a result of an EBITDA Event or related to restructuring, cost saving or similar initiatives of the Guarantor, so long as (A) such cost savings are reasonably identifiable and factually supportable, (B) the actions causing such cost savings in connection with an EBITDA Event or related to restructuring, cost saving or similar initiatives are taken within 12 months of such EBITDA Event or the commencement of such restructuring, cost saving or similar initiative and Ex-Im Bank shall have received a Certificate of a Responsible Official that such actions have been taken within such time period, (C) the cost savings described in this clause (xvii) shall only be added back until the date that is 24 months from the date of the applicable EBITDA Event or restructuring, cost saving or similar initiative and (D) the total add-back pursuant to this clause (xvii) in any four consecutive Fiscal Quarter period, together with any add-backs pursuant to clause (vi) above and clause (xviii) below for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period, shall be limited to 15.0% of EBITDA for such period (determined prior to giving effect to the add-backs contemplated by this clause (xvii), clause (vi) above and clause (xviii) below and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma

$

Exhibit 3-9

Basis”)[5]

(xviii)  transition, business optimization or restructuring charges and integration costs, accruals or reserves and other unusual or non-recurring charges (including charges directly related to implementation of cost-savings initiatives), including, those related to severance, relocation, signing costs, signing, retention or completion bonuses, opening and closing/consolidation/integration of facilities and curtailments or modifications to employee benefits plans, so long as the total add-back pursuant to this clause (xviii) in any four consecutive Fiscal Quarter period, together with any add-backs pursuant to clause (vi) above and clause (xvii) above for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period, shall be limited to 15.0% of EBITDA for such period (determined prior to giving effect to the add-backs contemplated by this clause (xviii), clause (vi) above and clause (xvii) above and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”)[6]

$

(xix)     any other non-cash charges (other than the write-down of current assets) for such period, including goodwill and other intangible assets, impairment charges or write-offs, stock compensation and non-cash income or expense on benefit plan obligations

$

Minus (without duplication)

(c) to the extent included in Net Income,	$

[5]	The Guarantor may, in its sole discretion, elect not to add items back in the determination of EBITDA pursuant to clauses (xvii) and/or (xviii) for any period.
[6]	The Guarantor may, in its sole discretion, elect not to add items back in the determination of EBITDA pursuant to clauses (xvii) and/or (xviii) for any period.

Exhibit 3-10

(i) any non-cash gains

(ii) the amount of any subsequent cash payments in respect of any non-cash charges described in clause (b)(vii) above	$

(iii) interest income	$

(iv) income or gains from discontinued operations in accordance with GAAP	$

(v) other non-cash income for such period	$

Equals EBITDA [(a)+(b)-(c)]

Exhibit 3-11

The undersigned Senior Officer of the Guarantor, or his or her designated representative, certifies solely in such capacity that the calculations made and the information contained herein are derived from the books and records of the Guarantor, as applicable, and that to the best of his or her knowledge each and every matter contained herein correctly reflects those books and records in all material respects.

[Balance of Page Intentionally Left Blank]

Exhibit 3-12

Dated:	VIASAT, INC., a Delaware corporation.

By:
Name:
Title:

[Signature Page to Compliance Certificate]